Exhibit 99.1

FOR IMMEDIATE RELEASE

January 26, 2012

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY INC. ANNNOUNCES PROVEN AND PROBABLE RESERVES

AS OF DECEMBER 31, 2011 AND THE SCHEDULE

FOR FULL YEAR AND FOURTH QUARTER 2011 RESULTS

Gillette, WY, January 26, 2012 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, announced a substantial increase in proven and probable reserves for the year ended December 31, 2011.  Following the successful bids for two large coal tracts at the Antelope mine in May and June of last year, Cloud Peak Energy had approximately 1.37 billion tons of reserves as of December 31, 2011, up from approximately 970 million tons as of December 31, 2010.

	Recoverable Reserves
	12/31/2011			12/31/2010
	Proven	Probable	Total	Total
	(tons in millions)
Mine
Antelope	519	164	683	252
Cordero Rojo	274	96	370	385
Spring Creek	286	25	311	329
Decker (50% interest)	3	—	3	4
Total	1,082	285	1,367	970

Schedule for Release of 4Q/FY 2011 Results

Cloud Peak Energy plans to announce its full year and fourth quarter 2011 financial results on February 16, 2012, after the markets close.

A conference call with management is scheduled at 5:00 p.m. ET on February 16, 2012, to review the results and current business conditions.  The call will be webcast live over the internet from the Company’s website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 800.510.9661 (domestic) or 617.614.3452 (international) and entering pass code 46519770.

Following the live web cast, a replay will be available at the same URL on the company’s Web site for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and entering pass code 95978431.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest coal producers in the United States.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, sub-bituminous coal.  The company owns and operates three surface coal mines in the Powder River Basin, the lowest cost major coal producing region in the nation.  The Antelope mine and Cordero Rojo mine are located in Wyoming and the Spring Creek mine is located near Decker, Montana. With approximately 1,550 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations